CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A PREFERRED STOCK
OF
HORIZON GLOBAL CORPORATION
Pursuant to Section 151 of the General Corporation Law of the State of Delaware
Horizon Global Corporation, a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted the following resolutions:
RESOLVED, that, pursuant to Article IV of the Corporation’s Amended and Restated Certificate of Incorporation (which authorizes 100,000,000 shares of preferred stock, par value $0.01 per share of the Corporation (the “Preferred Stock”)), the Board of Directors of the Corporation hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.
RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:
Section 1.Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a new series of Preferred Stock designated as the “Series A Preferred”. The number of shares constituting the Series A Preferred will be 90,667.
Section 2.Dividends.
2.1    General Obligation. If, as and when declared by the Corporation’s Board of Directors, in its sole discretion, and to the extent not prohibited under the General Corporation Law of the State of Delaware (the “DGCL”), the Corporation shall pay cumulative preferential dividends out of the assets of the Corporation legally therefor in cash to the holders of the Series A Preferred as provided in this Section 2. Dividends shall accrue on each share of the Series A Preferred (a “Share”) on a daily basis at the rate of 18.0% per annum on the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to, but not including, the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such Share is otherwise acquired by the Corporation and (iii) the date on which such Share is converted. Such dividends shall accrue regardless of whether or not (a) such dividends have been declared, (b) there are profits or surplus (as defined in the DGCL) available for payment or (c) the Corporation is prohibited from paying dividends under applicable law, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends may be declared or paid with respect to any Junior Securities. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such Share.
2.2    Dividend Reference Dates. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, or in the event such date falls on a day other than a Business Day, on the first Business Day preceding such date, beginning March 31, 2019 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the three‑month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year.
2.3    Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.
Section 3.Liquidation.
3.1    Normal Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred shall be entitled to be paid an amount in cash equal to two times the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon), which amount shall be paid before any distribution or payment is made upon any Junior Securities, and the holders of Series A Preferred shall not be entitled to any further payment with respect to their Shares. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount to which they are entitled to be paid under this Section 3.1, then the entire assets available to be distributed to the holders of the Series A Preferred shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Junior Securities in connection with such liquidation, dissolution or winding up.
3.2    Deemed Liquidation. Any (i) consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity (the Corporation, such surviving entity or the acquirer(s) of assets contemplated by clause (ii), as applicable, the “Surviving Entity”)), (ii) sale or transfer by the Corporation of all or substantially all of its assets (determined for the Corporation together with its Subsidiaries on a consolidated basis), or (iii) sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or the holders thereof, in any case of (i), (ii) or (iii), as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such consolidation, merger, sale, transfer or issuance cease to own the Surviving Entity’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Surviving Entity’s Board of Directors shall be deemed to be a liquidation, dissolution and winding up of the Corporation (a “Deemed Liquidation”) for purposes of this Section 3.2. Upon the election of the holders of a majority of the outstanding Shares delivered to the Corporation within 45 days after receipt of the Corporation’s notice to the holders of Series A Preferred of any such Deemed Liquidation, all of the holders of the Series A Preferred shall receive from the Corporation the amount payable with respect to the Series A Preferred upon a liquidation, dissolution or winding up of the Corporation under Section 3.1 in cancellation of all of their Shares upon the consummation of any such Deemed Liquidation.
Section 4.Priority of Series A Preferred on Dividends and Redemptions. So long as any shares of Series A Preferred remain outstanding, without the prior written consent of the holders of a majority of the outstanding Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Series A Preferred; provided that (i) the Corporation may acquire bona fide debt securities convertible into Common Stock upon conversion thereof or otherwise and (ii) the Corporation may acquire Junior Securities from present or former employees or directors of the Corporation and its Subsidiaries in accordance with the provisions of agreements or equity incentive plans approved by the Corporation’s Board of Directors.
Section 5.Voting Rights.
5.1    Voting Generally.
(i)The holders of the Series A Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws in the election of directors and as otherwise required by applicable law. Except as set forth herein or to the extent required by the DGCL, the holders of the Series A Preferred shall not have any voting rights. In any case in which the holders shall be entitled to vote, each holder shall be entitled to one vote for each Share held on the record date for determining the stockholders of the Corporation eligible to vote thereon.
(ii)In accordance with the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the class vote requirements set forth in Section 242(b)(2) of the DGCL (but, in the case of any decrease, not below the number of outstanding shares of any such class or classes).
Section 6.Conversion.
6.1    Conversion Procedure.
(i)Automatic Conversion. Subject to the provisions of this Section 6, upon receipt of all approvals as may be required by the applicable rules and regulations of the Principal Market (including Section 312.03 of the New York Stock Exchange Listed Corporation Manual if the Principal Market is the New York Stock Exchange) from the stockholders of the Corporation to permit the issuance to the holder of all shares of Common Stock issuable upon exercise of the maximum number of additional warrants into which Series A Preferred Stock may be converted pursuant to the terms of this Section 6 (the “Automatic Conversion Requirements”), then (x) each outstanding Share of Series A Preferred shall automatically convert into a warrant, substantially identical in form to the warrant, dated as of March 15, 2019, issued to Corre Opportunities Qualified Master Fund, LP (the “Warrant”), exercisable for a number of shares of Common Stock equal to (A) the Liquidation Value multiplied by (B) 0.4381, divided by the Exercise Price (as defined in the Warrant) then in effect, rounded down to the nearest whole number, and

(y) at the holder’s written election, the aggregate accrued or accumulated and unpaid dividends on such Share, if any, shall be converted into or exchanged for either (i) a warrant, substantially identical in form to the Warrant, exercisable for a number of shares of Common Stock equal to the amount of such accrued or accumulated and unpaid dividends divided by the Exercise Price (as defined in the Warrant) then in effect, rounded down to the nearest whole number, or (ii) the right to receive a cash payment in the amount of such accrued or accumulated and unpaid dividends, as promptly as practicable as and when permitted by law.
(ii)Procedures for Automatic Conversion. When the Automatic Conversion Requirements are satisfied, all outstanding Shares of Series A Preferred shall be converted to warrants exercisable for the number of warrant shares of Common Stock calculated pursuant to Section 6.1(i) without any further action by the relevant holder of such Shares or the Corporation. As promptly as practicable following such satisfaction (but in any event within five (5) days thereafter), the Corporation shall send each holder of Shares of Series A Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder the warrants to which such holder shall be entitled upon conversion of the applicable Shares in such holder's name (or the name of such holder's designee as stated in the written election). All warrants of Common Stock issued hereunder by the Corporation shall constitute valid and binding obligations of the Corporation.
(iii)Effect of Conversion. All Shares of Series A Preferred converted as provided in this Section 6 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive warrants and/or cash in exchange therefor.
6.2    Reservation of Stock. The Corporation shall at all times, when any Shares of Series A Preferred are outstanding, reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Shares of Series A Preferred and exercise of the warrants issuable upon conversion thereof, such number of shares of Common Stock issuable upon (x) the conversion of all outstanding Shares of Series A Preferred into the maximum number of warrants issuable pursuant to this Section 6 and (y) the immediate exercise of such warrants. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred.
6.3    No Charge or Payment. The issuance of warrants upon conversion of Shares of Series A Preferred pursuant to Section 6.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.
Section 7.Transfer; Registration
7.1    Restrictive Legend. The Shares of Series A Preferred (unless and until registered under the Securities Act of 1933, as amended (the “Securities Act”) or transferred pursuant to Rule 144 promulgated under the Securities Act, or any successor rule or regulation hereafter adopted by the Securities and Exchange Commission, as such rule may be amended from time to time (“Rule 144”)), will be stamped or imprinted with a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.
7.2    Transferability. No holder of Shares of Series A Preferred shall sell, assign, transfer, pledge or dispose of any Share, by operation of law or otherwise, without the prior written consent of the Corporation (such consent not to be unreasonably withheld, conditioned or delayed, and provided that such consent shall be deemed given unless the Corporation delivers written notice of disapproval to such holder within five (5) Business Days after receipt of notice requesting such consent); provided, that the prior written consent of the Corporation shall not be required (i) for any transfer of Shares by a holder to one or more of its Affiliates or (ii) for so long as any Event of Default (as defined in the Second Lien Credit Agreement) has occurred and is continuing. Any permitted transfer of a Share shall be subject to the Securities Act and other applicable federal or state securities or blue sky laws.

7.3    Register. The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.
Section 8.Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.
Section 9.Definitions.
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or under common control with such Person; for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Board of Directors” means the board of directors (including any authorized committee thereof) of the Corporation.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, U.S.A. are open for the general transaction of business.
“Common Stock” means, collectively, the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.
“DGCL” has the meaning set forth in Section 2.1.
“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series A Preferred or any other class or series of the Corporation’s capital stock which is senior to or pari passu with the Series A Preferred with respect to preference and priority on dividends and liquidations as permitted by the terms of the Series A Preferred hereunder.
“Liquidation Value” of any Share as of any particular date shall be equal to $100.
“Person” means an individual, a partnership, a corporation, a limited liability Corporation, a limited liability, an association, a joint stock Corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Principal Market” means the New York Stock Exchange; provided, however, that in the event that the Common Stock is not listed or traded on the New York Stock Exchange, then the “Principal Market” shall mean such other market or exchange on which the Common Stock is then principally listed or traded.
“Second Lien Credit Agreement” means the Second Lien Term Loan Credit Agreement, dated as of March 15, 2019, by and among the Corporation, the lenders from time to time party thereto and Cortland Capital Market Services LLC, as administrative agent.
“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

Section 10.Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of this Certificate of Designation shall be binding or effective without the prior written consent of the holders of two-thirds of the Series A Preferred outstanding at the time such action is taken; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Preferred may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of two-thirds of the Series A Preferred then outstanding.
Section 11.Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the second Business Day following the date of mailing in accordance with this Section 11, or (ii) upon actual receipt by the party to whom such notice is required to be given.
Section 12.Other Rights. The shares of Series A Preferred shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Corporation’s certificate of incorporation or as provided by applicable law and regulation.
Section 13.Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
Section 14.Headings. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and acknowledged by the undersigned this 15th day of March, 2019.

HORIZON GLOBAL CORPORATION
By:/s/ Jay Goldbaum Name: Jay Goldbaum Title: General Counsel

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